                                             OMB Number     3235-0104
                                        Expires:       September 30, 1998
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D. C. 20549
                                      FORM 3
                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935
               or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.   Name and Address of Reporting Person
     Van Kasper & Company
___________________________________________________________________________
     (Last)         (First)             (Middle)
     600 California St., Suite 1700, San Francisco, CA  94108-2704

2.   Date of Event Requiring Statement (Month/Day/Year)          7-2-98

3.   IRS or Social Security Number of Reporting Person (Voluntary) __________

4.   Issuer Name and Ticker or Trading Symbol
     Provident American Corporation (PAMC)

5.   Relationship of reporting person to issuer
     (Check all applicable)

     ____ Director            XX   10% Owner

     ____ Officer (give       ____ Other (specify
          title below)               below)
               ______________________

6.   If Amendment, Date of Original (Month/Day/Year)  ______________________

7.   Individual or Joint/Group Filing (Check Applicable line)

     XX   Form filed by one Reporting Person

     ____ Form filed by More than One Reporting Person

FORM 3 (continued)                                Page 2  of 3 Pages

Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security                                      Common Stock

2.   Amount of Securities Beneficially Owned (Inst. 4)      228,000

3.   Ownership Form: Direct (D) or Indirect (I) (Instr. 5)       I*

4.   Nature of Indirect Beneficial Ownership (Inst. 5)      By discretionary
brokerage customer accounts.


Reminder: Report on a separate line for each class of
          securities beneficially owned directly or indirectly.       (Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).                                  SEC 1473 (7-96)

FORM 3 (continued)                                     Page 3 of 3 Pages

Table II -     Derivative Securities Beneficially Owned
               (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security ___________________________________________

2.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable                   Expiration Date
     ____________________               ________________________

3.   Title and Amount of Securities Underlying Derivative Security
     (Instr. 4)

     Title ____________________________ Amount or Number of Shares __________

4.   Conversion or Exercise Price of Derivative Security    _________________

5.   Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 5)                  _________________

6.   Nature of Indirect Beneficial Ownership (Instr. 5)
     ________________________________________________________________________
_____________________________________________________________________________

Explanation of Responses:     Van Kasper & Company          July 13, 1998
                                                                 Date
*  The Reporting Person has   By:  /s/ John Chung
   no pecuniary interest in        John Chung, General Counsel
   the securities reported.        **Signature of Reporting Person





**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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